Exhibit 10.1
EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this "Agreement"), dated as of April 6, 2025, is being entered into by and between Spirit Aviation Holdings, Inc. ("Spirit" or the "Company") and Edward M. Christie III ("you"). Reference is made in this Agreement to (i) the Company's 2017 Executive Severance Plan (as amended, the "Severance Plan") and (ii) your Letter Agreement with the Company, dated as of March 15, 2018 (as subsequently amended, the “Employment Agreement”).

A. CESSATION OF EMPLOYMENT RELATIONSHIP

You and the Company hereby agree that your employment relationship with the Company will cease on April 6, 2025 (the "Separation Date"). Effective as of the Separation Date, you will cease to serve in all positions you held in any capacity as an officer, director, benefit plan trustee or fiduciary or otherwise with respect to the Company and its subsidiaries and affiliates, and you will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company.

B. SEVERANCE BENEFITS; ACCRUED COMPENSATION AND OTHER BENEFITS

Effective on the Separation Date, your salary, benefits and other entitlements from the Company in respect of any services rendered to, or your employment with, the Company or any of its affiliates through and including your Separation Date will end.
As a result of the cessation of your employment on the Separation Date (which shall constitute a "Change in Control Termination" in accordance with the terms of the Severance Plan), the Company shall provide you with certain payments and benefits in accordance with the existing terms and conditions of the Severance Plan and the Employment Agreement, as set forth in this Agreement. You acknowledge and agree that such payments and benefits, as set forth in sub-sections 1 - 4 of this Section B (collectively, the "Severance Benefits"), are being provided in full discharge of any and all liabilities and obligations of the Company and its subsidiaries and affiliates to you, monetarily or with respect to your employment, compensation or benefits.
You further hereby agree and acknowledge that, on and following the Separation Date, subject to the terms of this Agreement, you will only be entitled to receive the Severance Benefits (subject to the satisfaction of the Payment Conditions (as defined below)), and you will not be entitled to receive, and hereby irrevocably waive any and all rights or entitlements to receive, any other compensation or benefits from the Company or any of its subsidiaries or affiliates arising under the Severance Plan, the Employment Agreement or under any other plan, agreement or arrangement or otherwise (including, without limitation, any severance payments or benefits, cash bonuses or equity-based compensation).
Payment of the Severance Benefits is subject to (i) your execution and non-revocation of this Agreement, which must become effective and irrevocable within 60 days following the Separation Date and (ii) your continued compliance in all material respects with the terms and conditions of (A) this Agreement and (B) your Restrictive Covenant Obligations (as defined below) (for the avoidance of doubt, no Severance Benefits shall be paid hereunder if you violate any Restrictive Covenant Obligation) (clauses (i) and (ii), collectively, the "Payment Conditions"); provided, that, the Company shall provide you with written notice of any alleged violation and not less than 30 days to cure, if curable.

1.Cash Severance
The Company shall provide you with the following payments and benefits in accordance with the existing terms of the Severance Plan and the Employment Agreement: (i) cash severance in an amount equal to
$4,275,000 in the aggregate (the "Cash Severance Amount"), which represents the sum of (A) an amount equal to 200% of your annual base salary as in effect on the Termination Date (a total amount of $1,900,000) and (B) an amount equal to 200% of your target annual incentive bonus for 2025 (a total amount of $2,375,000), which will be paid to you in equal monthly installments consistent with Company's normal payroll practices during the twenty-four (24)-month period following the Separation Date (provided that, subject to Section K below, any such scheduled installment payments that would be paid prior to the Release Effective Date (as defined below) will be paid on the first regularly scheduled payroll date following the Release Effective Date); and (ii) a prorated portion of your annual cash bonus for 2025, the amount of which shall be (x) prorated based on the number of days you were employed by the Company during 2025 prior to the Separation Date and (y) based on the level of achievement of the applicable performance goals for 2025 through the Separation Date (the "Pro Rata Bonus"), which will be paid to you on the same date(s) as annual cash bonuses are generally paid to other executives of the Company for 2025. Any payment of the Cash Severance Amount and Pro Rata shall be subject to the withholding of any federal, state and local taxes required to be withheld by the Company.
Payment of Cash Severance Amount and the Pro Rata Bonus shall not be subject to offset, counterclaim, recoupment, mitigation, defense or other claim, right or action which the Company may have.
2.    Healthcare Continuation
You (and your spouse and eligible dependents) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Subject to your timely and proper election of continuation coverage under COBRA, the Company shall cover your (and your spouse and dependents) costs of coverage under COBRA at the same rate as if you remained with the Company for a period equal to the shorter of: (i) twelve (12) months following the Separation Date or (ii) the date on which you accept a new position with another employer pursuant to which you become eligible for group health benefits. If you obtain new employment within twelve (12) months following your termination of employment at Spirit, you must promptly notify the Company.
3.    Legal Fees
The Company shall reimburse (or pay directly) your legal fees in connection with the negotiation of this Agreement in an amount not to exceed $10,000.
4.    Travel Pass
You (and your spouse and dependent children) shall receive a lifetime travel pass for the Company's flights, enabling you (and your spouse and dependent children) to travel (free of charge) in any class of service that is available at the time of reservation; provided that such travel pass (the "Travel Pass") shall be subject to the following conditions: (i) in no event shall the Travel Pass become or be effective unless you execute this Agreement and (ii) the Travel Pass shall automatically terminate on your death.
5.    Accrued Compensation
You will be provided any (i) accrued but unpaid base salary through the Separation Date, which will be paid to you in a lump sum with your final pay on the next applicable payroll date and (ii) payment for any accrued but unused vacation, the value of which will be paid to you in a lump sum with your final pay, in each case which will be included as part of your compensation for determining employee or employer contributions to

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the 401(k) Plan contribution. In addition, you will receive any vested benefits under any retirement or benefit programs of the Company in accordance with, and subject to, the terms and conditions of such programs.
6.    Retention Award

The Company hereby agrees and acknowledges that, in accordance with the existing terms of that certain Retention Award Agreement, dated as of November 12, 2024, between you and the Company, from and after the Separation Date, you shall be entitled to retain the "Retention Award" and the "2024 H2 STIP Bonus" (each as defined and set forth therein) and, for the avoidance of doubt, the repayment obligations thereunder shall cease to apply.

C. RELEASE AND WAIVER
You acknowledge and agree that the Severance Benefits are contingent on your entering into the Agreement and not revoking (or attempting to revoke) this Agreement during the applicable seven-day revocation period below. In consideration for the Severance Benefits, you and any person acting by, through, under or on behalf of you, release, waive, and forever discharge the Company, its subsidiaries, affiliates, and related entities and all of their respective agents, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (also collectively referred to as "Released Parties") from any and all claims, liabilities, actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising through the date hereof, arising out of, or connected with, claims of unlawful discrimination, harassment, retaliation (including state and federal whistleblower claims), or failure to accommodate; the terms and conditions of your employment; your compensation and benefits; and/or the termination of your employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney's fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, the Rehabilitation Act, the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Act, the Employee Polygraph Protection Act, the Immigration Reform Control Act, the Railway Labor Act, the Genetic Information Nondiscrimination Act, the Federal False Claims Act, the Patient Protection and Affordable Care Act, the Family and Medical Leave Act (FMLA), the WARN Act, the Florida Civil Rights Act of 1992, the Consolidated Omnibus Budget Reconciliation Act, the Lilly Ledbetter Fair Pay Act or any other federal, state, or local law, statute, or ordinance (collectively, the "Released Claims").
Subject to your protected rights described in Section J below, you acknowledge that you have (i) received all compensation due to you as a result of services performed for the Company with the receipt of your last paycheck prior to the date hereof (with any remaining base salary paid in the next paycheck after the date hereof); (ii) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company; (iii) been properly provided any leave requested under the FMLA and USERRA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) provided the Company with written notice of any and all concerns regarding any material suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (v) not filed any complaints, claims, or actions against the Company or, with respect to the Released Claims, any other Released Parties.
Nothing in this Section C applies to (i) any claims or rights that may arise after the date that you signed this Agreement, (ii) the Company's expense reimbursement policies, (iii) any vested rights under the Company's

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employee benefit plans as applicable on the date you sign this Agreement, (iv) any claims that the controlling law clearly states may not be released by private agreement or (v) any rights to indemnification and directors' and officers' liability insurance coverage.

This Agreement shall not be construed as an admission by you or any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination. The Company acknowledges that it is not aware of any actions or omissions by you which would give rise to a claim by the Company against you as of the date hereof.

D. COOPERATION

Except as provided below in Section J (Exceptions and No Interference with Rights), you agree for 36 months following your termination of employment to cooperate reasonably with the Company regarding any pending or subsequently filed litigation, claims or other disputes involving the Company or its subsidiaries that relate to matters within your knowledge or responsibility and to your provision of services to the Company. Without limiting the foregoing, you agree with respect to matters relating to your provision of services to the Company (i) to meet with Company's representatives, its counsel or other designees at mutually convenient times and places upon reasonable notice with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party's representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph, including travel expenses and reasonable attorney fees if you in good faith believe that it is reasonably appropriate for independent counsel to represent you. Any such cooperation shall take into account your professional and personal commitments and you shall not be required to cooperate against your own legal interests or the legal interests of any subsequent employer or business partner.

E. RESTRICTIVE COVENANT OBLIGATIONS

You hereby reaffirm and agree that, following your Separation Date, you will comply in all material respects with, and will be subject to, the restrictive covenant obligations set forth in (i) the Confidentiality, Invention Assignment and Non-Competition Agreement appended as Exhibit A to the Employment Agreement, (ii) Article V of the Severance Plan and (iii) any other restrictive covenants to which you are subject with the Company or any of its subsidiaries, in each case (A) subject to the existing terms and conditions applicable thereto (collectively, the "Restrictive Covenant Obligations") and (B) the terms of which are incorporated herein by reference and made a part of this Agreement (and which shall survive your termination of employment on the Separation Date). For the avoidance of doubt, any noncompetition restrictions shall end if your severance payments hereunder cease or are clawed back due to bankruptcy or restructuring restrictions on payments. Notwithstanding any other provision in the Restrictive Covenant Obligations, you shall be permitted to disclose your covenants to any potential subsequent employer or business partner.
Any nondisparagement obligations applicable to you with respect to shareholders of the Company shall be limited to significant shareholders and you shall be permitted to discuss your employment with the Company so long as you are not making disparaging or defamatory comments related to the Company or its directors, officers, employees or significant shareholders. The Company will direct the members of the board of directors of the Company (the "Board") and the executive officers of the Company not to, in any manner, directly or indirectly through another person or entity, make any false or any disparaging or derogatory statements about you or the conduct or events which precipitated your termination of employment from the Company in any manner that is reasonably likely to be harmful to your business or personal reputation; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings or from rebutting false or misleading

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statements made about the other party (by the Company or its executive officers or Board members about you or by you about the Company or its executive officers or Board members) or as otherwise provided pursuant to Section J below.

F. VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 45-DAY PERIOD

You acknowledge that:

(a)    You have read this Agreement and understand its legal and binding effect. You are acting voluntarily and of your own free will in executing this Agreement.

(b)    The consideration for this Agreement is in addition to anything of value to which you already are entitled.

(c)    You have had the opportunity to seek, and you are advised in writing by this Agreement to seek, legal counsel prior to signing this Agreement.

(d)    You have been given at least 45 days from the date you received this Agreement and any attached information to consider the terms of this Agreement before signing it. In the event you choose to sign this Agreement prior to the expiration of the 45-day consideration period, you represent that you are knowingly and voluntarily waiving the remainder of the 45-day consideration period. You understand that having waived some portion of the 45-day consideration period, the Company may expedite the processing of benefits provided to you in exchange for signing this Agreement.
(e)    You agree with the Company that any changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

(f)    If you are age 40 or over and your termination is part of an employment termination program, you acknowledge that the Company made available to you: (i) the class, unit or group of individuals covered by the employment termination program; the eligibility factors for the program; and applicable time limits; and (ii) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected.

G. REVOCATION

You understand that if you sign this Agreement, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to Spirit Aviation Holdings, Inc., Attn: General Counsel. You understand that this Agreement will not be effective until after this seven-day period has expired, and you will not be entitled to receive any benefits until after the Agreement becomes effective. If the revocation day expires on a weekend or holiday, you understand that you have until the end of the next business day to revoke this Agreement. The eighth day following the date you sign this Agreement is referred to herein as the "Release Effective Date".

H. BINDING AGREEMENT AND PROMISE NOT TO SUE

You understand that following the Release Effective Date, this Agreement will be final and binding. Except as provided below in Section J below, you promise that you will not pursue any claim that you have settled by this Agreement. If you break this promise, you agree to pay all of the Company's costs and expenses (including reasonable attorneys' fees) related to the defense of any such claims except this promise not to sue does not apply to claims that you may have under the OWBPA and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and

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voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.

I.RETURN OF COMPANY PROPERTY

You agree to return all Company property immediately to Linde Grindle, Chief Human Resources Officer, other than de minimis items that do not contain any confidential, proprietary or commercially sensitive information of the Company. You represent and warrant that you have returned or destroyed or will return or destroy all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control.
Notwithstanding the foregoing, you shall be permitted to retain the Company-provided mobile device and iPad used for Company business as of your Separation Date, along with your contacts, calendars, personal correspondence and any information related to your compensation; provided that the Company shall have the right to strip the device of any confidential, proprietary or commercially sensitive information.

J. PROTECTED RIGHTS
Nothing contained in this Agreement, the Severance Plan, your Employment Agreement or any other agreement with the Company (including but not limited to the non-solicitation and non-competition clauses, and the non-disparagement and confidentiality obligations) limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice ("DOJ''), the Occupational Safety and Health Administration, the Securities and Exchange Commission ("SEC") or any other federal, state or local governmental agency or commission ("Government Agencies") or to provide confidential information or truthful testimony in connection with any legal process between you and the Company or any of its subsidiaries. You further understand that this Agreement does not limit your ability to communicate with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities. Nothing in this Agreement or otherwise requires you to disclose any communications you may have had or information you may have provided to the SEC, DOJ or any other Government Agencies regarding possible legal violations. Although by signing this Agreement you are waiving your right to recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, nothing in this Agreement or any other agreement with the Company limits your right to receive an award for information provided to any Government Agencies.
You are also provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the

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individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

K. TAXES; IRC SECTION 409A

Notwithstanding any other provision of this Agreement, the Company shall withhold from any amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, "Section 409A") or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A. amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your termination of employment (or upon your death, if earlier).
In no event shall the timing of your execution of this Agreement, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, based on timing of the execution of this Agreement or the revocation hereof, payment shall be made in the later taxable year.
To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes "nonqualified deferred compensation" upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."
In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A, or for damages for failing to comply with Section 409A. In the event that you and the Company agree that this Agreement is not in compliance with Section 409A, the parties shall in good faith cooperate to modify this Agreement to comply while endeavoring to maintain the economic intent of this Agreement.

L. GENERAL PROVISIONS
This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida, without regard to the application of conflict of law principles. This Agreement sets forth the entire agreement between you and the Company concerning the termination of your employment and supersedes any other written or oral promises concerning the subject matter of this Agreement, in each case except as expressly set forth herein (including, without limitation, the Restrictive Covenant Obligations, which shall survive the termination of the foregoing and the entry into this Agreement).

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In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.
No provision of this Agreement may be altered, amended and/or waived except by a written document signed by both parties setting forth such alteration, amendment, and/or waiver. The parties hereto agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligations under this Agreement. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the parties shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the applicable party would be required to perform if no such succession or assignment had taken place. The parties may not assign or delegate any rights or obligations hereunder, except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution or as expressly set forth herein. In the event of your death, any amounts due under this Agreement shall be paid to your estate or beneficiaries.
Except as otherwise provided herein, notices to be provided pursuant to this Agreement to the Company shall be sent to the following:
Spirit Aviation Holdings, Inc. c/o General Counsel
1731 Radiant Drive
Dania Beach, Florida 33004

This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPIRIT AVIATION HOLDINGS, INC.

By:     /s/ Thomas Canfield     Name: Thomas C. Canfield
Title:    Senior Vice President - General Counsel & Secretary

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED
    /s/ Edward Christie
Edward M. Christie III

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